Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 15, 2012, relating to the consolidated financial statements and financial statement schedule of Covidien plc (which report expresses an unqualified opinion and includes an explanatory paragraph related to changes in the Company’s presentation of comprehensive income in 2012 to conform to new authoritative guidance issued by the Financial Accounting Standards Board), and the effectiveness of Covidien plc’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Covidien plc for the year ended September 28, 2012.

DELOITTE & TOUCHE LLP
Boston, Massachusetts
July18, 2013